EXHIBIT 10.G

MENTOR GRAPHICS CORPORATION

EXECUTIVE VARIABLE INCENTIVE PLAN

1. PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive variable incentive compensation directly linked to the achievement of Company business objectives.

2. DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below.

(a) “Committee” means the Compensation Committee of the Board of Directors of the Company.

(b) “Company” means Mentor Graphics Corporation.

(c) “Participant” means each executive officer of the Company.

(d) “Performance Goals” means the objective performance goals established by the Committee as set forth in Section 4 of the Plan.

(e) “Plan” means the Executive Variable Incentive Plan as set forth herein and as may be amended from time to time.

3. ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish the Performance Goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such Performance Goals have been met. The Committee’s determinations under the Plan will be final and conclusive.

4. PERFORMANCE GOALS. To make an award under the Plan for any year, the Committee shall establish or approve the objectives (“Performance Goals”) that must be satisfied by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during such year as a condition to the payment or accrual of a cash bonus for each Participant based on performance in that year. The Committee shall also establish or approve (i) the amounts, or the formula for determining the amounts, of cash bonuses to be paid based on achievement of the Performance Goals, and (ii) the timing of payment and any other conditions to payment of such amounts. The Performance Goals for each year shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: operating income, revenues, bookings, operating expenses or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges.

5. AWARDS AND PAYMENT. Following the conclusion of any year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify the attainment of the Performance Goals for the year and the calculation of the bonus amounts. Bonuses for any year shall be paid in cash no later than March 31 of the following year.

6. GENERAL PROVISIONS.

(a) Termination; Amendment. The Committee may at any time amend, suspend, discontinue or terminate the Plan or amend or waive any of the Performance Goals or any other terms of the awards, including but not limited to adjustments to account for or eliminate the effect of acquisitions, divestitures, accounting changes, or restructuring and special charges, in each case as determined by the Committee.

(b) No Employment Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries. Except as otherwise determined by the Committee, if a Participant’s employment terminates for any reason before the payout date for a bonus under this Plan, the Participant will not be entitled to payment of that bonus.

(c) Withholding. Any bonus payable to a Participant under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required by law to deduct and withhold from such bonus.

(d) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon.

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